EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-208760 on Form S-3 of our reports dated March 13, 2015, relating to the consolidated financial statements and financial statement schedule of Spectrum Pharmaceuticals, Inc. and the effectiveness of Spectrum Pharmaceuticals, Inc.’s internal control over financial reporting appearing in the Annual Report on Form 10-K of Spectrum Pharmaceuticals, Inc. for the year ended December 31, 2014, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Costa Mesa, California
January 25, 2016